Exhibit 99.1

Parties to the Stockholders Agreement

1.	Ameritrade Holding Corporation
2.	Bain Capital Fund VII, L.P.
3.	Bain Capital VII Coinvestment Fund, L.P.
4.	BCI Datek Investors, LLC
5.	BCIP Associates II
6.	BCIP Associates II-B
7.	BCIP Trust Associates II
8.	BCIP Trust Associates II-B
9.	Silver Lake Partners, L.P.
10.	Silver Lake Investors, L.P.
11.	Silver Lake Technology Investors, L.L.C.
12.	TA/Advent VIII, L.P.
13.	TA Executives Fund, LLC
14.	TA Investors, LLC
15.	TA Atlantic & Pacific IV, L.P.
16.	TA IX, L.P.
17.	Advent Atlantic & Pacific III, L.P.
18.	J. Joe Ricketts
19.	Marlene M. Ricketts
20.	Marlene M. Ricketts 1994 Dynasty Trust
21.	J. Joe Ricketts 1994 Dynasty Trust
22.	Ricketts Grandchildren Trust